Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Regency Centers Corporation, and

Regency Centers, L.P.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Regency Centers Corporation of our reports dated February 14, 2020, with respect to the consolidated balance sheets of Regency Centers Corporation and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III- Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 combined annual report on Form 10-K of Regency Centers Corporation and Regency Centers, L.P. We also consent to the use of our reports dated February 14, 2020, with respect to the consolidated balance sheets of Regency Centers, L.P. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III- Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 combined annual report on Form 10-K of Regency Centers Corporation and Regency Centers, L.P.

Our reports refer to a change to the accounting for leases.

/s/ KPMG LLP
Jacksonville, Florida
June 25, 2020